Babylon Holdings Limited Subsidiaries

Babylon Partners Limited, a U.K. company
Babylon Healthcare Services Limited, a U.K. company
Babylon Rwanda Limited, a Rwandan company
Babylon Inc., a U.S. company incorporated in DE
Babylon Liberty Corp., a U.S. company incorporated in DE
Babylon Malaysia SDN BHD, a Malaysian company
Babylon International Limited, a U.K. company
Babylon Health Ireland Limited, an Irish company
Babylon Singapore PTE Ltd, a Singaporean company
Health Innovators Inc., a U.S. company incorporated in DE
Babylon Technology LTDA, a Brazilian company
Higi SH Holdings Inc., a U.S. company incorporated in DE
Babylon Group Holdings Limited, a U.K. company